Exhibit 10.17

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”), effective this 10th day of March, 2023 (the “Effective Date”), is by and among Gunston Consulting, LLC, a Virginia limited liability company (“Consultant”), Medalist Diversified REIT, Inc., a Maryland corporation (“REIT”), and Colin Elliott (“Gunston-Employee”).

W I T N E S S E T H:

WHEREAS, pursuant to a Consulting Agreement dated as of March 1, 2020 (the “Consulting Agreement”), REIT engaged Consultant, as an independent contractor, to provide the services specified in the Consulting Agreement;

WHEREAS, REIT has previously authorized Consultant to engage Gunston-Employee as an employee of Consultant, on the terms and conditions specified in the Letter Agreement, dated November 30, 2022, between Consultant and REIT (the “Letter Agreement”), to assist Consultant in providing services to REIT pursuant to the Consulting Agreement;

WHEREAS, on March 10, 2023, REIT announced the formation by the Board of Directors of REIT (the “Board”) of a special committee of independent directors (the “Special Committee”) to explore potential strategic alternatives;

WHEREAS, in order to incentivize Gunston-Employee to remain employed by Consultant and, in such capacity, to continue to assist Consultant in providing services to REIT pursuant to the Consulting Agreement and the Letter Agreement, REIT desires to authorize Consultant to pay Gunston-Employee, and to reimburse Consultant for, the compensation set forth below, subject to the terms and conditions set forth herein;

WHEREAS, the Board, upon recommendation of the Special Committee, has determined that the arrangements provided for in this Agreement are advisable and in the best interests of REIT.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. The following terms shall have the following meanings:

“Cause Event” includes, but is not limited to, each of the following: (i) any act of fraud, dishonesty or neglect of services by Gunston Employee in connection with the services to be provided under this Agreement or against any Company customer, tenant, vendor, lender or affiliated company; or (ii) the breach or prospective breach of any provision of this Agreement by Gunston Employee.

“Change in Control” means any of the following events: (i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than REIT or a wholly-owned subsidiary thereof, becomes the direct or indirect beneficial owner of REIT’s securities having 50% or more of the combined voting power of the then outstanding securities of REIT; (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of REIT after such transaction are held in the aggregate by the holders of REIT’s securities entitled to vote generally immediately prior to such transaction; (iii) a complete liquidation or dissolution of REIT; (iv) the sale or other disposition of all or substantially all of the assets of REIT (whether effectuated by REIT or by a subsidiary of REIT) to any person or entity (other than to a subsidiary of REIT); or (v) a majority of the members of the Board of Directors of REIT are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by the directors comprising a majority of the Board of Directors of REIT immediately prior to the replacement of the first director by an unendorsed person in such twelve (12)-month period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Successor” means the successor to REIT or the purchaser from REIT, as the case may be, in a transaction that results in a Change in Control.

2.	Retention Benefits and Other Matters Related to Termination.
a.Subject to the terms and conditions of this Agreement, in the event that a Change in Control occurs at a time when Gunston-Employee remains employed by Consultant and no Cause Event has then occurred and Consultant thereafter terminates, at the request of REIT (or the Successor, if any), the employment of Gunston-Employee (other than on account of a Cause Event) within twelve (12) months after the date of the Change in Control, then a “Triggering Event” shall be deemed to have occurred, and REIT hereby authorizes Consultant to pay, and agrees to reimburse Consultant for, and Consultant shall pay to Gunston-Employee, within thirty-seven (37) days after such Triggering Event, an amount equal to the sum of (i) Gunston-Employee’s annual compensation, as of the date of the Triggering Event, payable by Consultant to Gunston-Employee and reimbursable by REIT pursuant to the Letter Agreement (currently $150,000), plus (ii) the amount of the last annual bonus paid to Gunston-Employee prior to the Triggering Event and reimbursable by REIT pursuant to the Letter Agreement (currently $50,000), plus (iii) a cash payment equivalent to the value of the last stock grant prior to the Triggering Event (currently $30,000) from REIT to Gunston-Employee (collectively, the “Retention Amount”). For the avoidance of doubt, no increase to any of the foregoing dollar amounts shall be reimbursable by REIT to Consultant or otherwise payable by REIT unless and to the extent previously authorized by the Board. A Triggering Event shall also be deemed to have occurred (and the Retention Amount shall become payable within thirty-seven (37) days of such Triggering Event) in any of the following events:
i.	a Change in Control occurs at a time when Gunston-Employee remains employed by Consultant and no Cause Event has then occurred and within twelve (12) months after the date of the Change in Control, Gunston-Employee elects to terminate his engagement with Consultant to provide services to REIT (or the Successor, if any) because: (i) REIT or any Successor requires Gunston-Employee to relocate his primary work location by more than fifty (50) miles from the location as of the Effective Date, (ii) REIT (or the Successor, if any) directs Consultant to reduce the annual compensation of Gunston-Employee, (iii) REIT (or the Successor, if any) directs Consultant to materially diminish Gunston-Employee’s position, authority, duties or responsibilities with respect to services to REIT (or the Successor, if any), or (iv) REIT (or the Successor, if any) commits a material breach of the Consulting Agreement and fails to cure such material breach within thirty (30) days after receiving written notice of such material breach.
ii.	Consultant terminates, at the request of REIT, the employment of Gunston-Employee (other than on account of a Cause Event) ninety (90) or fewer days prior to the Change in Control (in which event, the date of the Triggering Event shall be the date of the Change in Control).

For the avoidance of doubt, cessation or termination of the services of Gunston-Employee due to death or disability of Gunston-Employee shall not give rise to a Triggering Event.

b.Notwithstanding Section 2.a above, in the event that Gunston-Employee were to elect to be engaged as, or accepts engagement as, an employee of or consultant to REIT (or the Successor, if any) in connection with a Change in Control, then there shall be no further obligation of REIT to pay, or to reimburse Consultant on account of payment of, the Retention Amount, and there shall be no further obligation of Consultant to employ Gunston-Employee.
c.If the Retention Amount becomes payable, then the Retention Amount will be grossed up solely for the employer portion of withholding taxes thereon (such as social security, Medicare, and federal and state unemployment taxes) and Consultant shall be responsible for withholding from the Retention Amount all such applicable taxes and other withholdings and to remit when due to the applicable tax authorities such withheld amounts. Consultant and Gunston-Employee hereby jointly and severally indemnify and agree to hold harmless REIT and the Successor, if any, and their respective officers and directors (or persons occupying comparable positions) from any failure of Consultant to properly withhold and remit required withholdings.
d.In the event Section 280G of the Code (as defined below) applies to any payment or benefit under this Agreement, any payment or benefit under this Agreement shall be reduced to the extent necessary to avoid any such payment or benefit from becoming nondeductible by Consultant or REIT (or the Successor, if any) under Section 280G of the Code.
e.The payment of the Retention Amount shall be subject to and conditioned upon Gunston-Employee signing a general release in the form attached as Exhibit A.
3.	Deferred Compensation and Severance Omnibus Provisions.
a.It is the intent of Consultant and Gunston-Employee that payments and benefits under this Agreement qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable guidance issued thereunder (“Code Section 409A”) and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the application of such exemptions and the requirements for avoiding taxes or penalties under Code Section 409A.
b.Notwithstanding any other provisions of this Agreement, it is intended that any payment or benefit provided pursuant to or in connection with it shall be exempt from Code Section 409A as a separation pay plan (the “Severance Exemption”). As such, the amounts referenced herein are only intended to be paid in accordance with the terms of this Agreement, but only if the termination of employment is an involuntary termination of employment as defined under the applicable Code sections.
c.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payments of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean a separation from service.
d.Except to the extent the Retention Benefits comply with another exemption from Code Section 409A under which no limit on the amount of payment would apply, in order to comply with the Severance Exemption, the payment of Retention Benefits provided in this Agreement shall not exceed the lesser of two (2) times Gunston-Employee’s average annual compensation for the year prior to the year of separation from service, as adjusted for any increases intended to continue indefinitely but for the termination of employment, or the applicable Code Section 401(a)(17) limit on compensation, in each case as determined under the applicable guidance, and the benefit is paid by no later than December 31 of the second year following termination of employment.

e.Notwithstanding any of the provisions of this Agreement, neither REIT nor Consultant shall be liable to Gunston-Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A or is otherwise subject to an excise tax imposed on Gunston-Employee.

4.No Employment or Commitment. Nothing in this Agreement shall create an employer-employee arrangement between REIT and Gunston-Employee and, for the avoidance of doubt, Gunston-Employee shall have no right, by virtue of this Agreement or any other agreement executed prior to the Effective Date, to become or remain an employee of the REIT or any affiliate of the REIT or to continue to provide services to or for the benefit of REIT.

5.Acknowledgements and Commitments. Gunston-Employee hereby agrees, for the benefit of REIT, to be bound by all of the provisions applicable to Consultant in Sections 5, 6, 7 and 8.1 of the Consulting Agreement.
6.Payment by REIT. REIT shall pay to Consultant an amount equal to the Retention Amount plus all amounts described in Section 2.c within thirty (30) days after a Triggering Event.
7.Tax Withholding. Without limiting Section 2.c above, Consultant shall withhold from any payments made under this Agreement all Federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
8.Expiration. This Agreement and all obligations hereunder shall terminate and expire if there has been no Change in Control within 24 months from the Effective Date, and this Agreement shall at that time be null and void.
9.Entire Understanding. This Agreement contains the entire understanding among REIT, Consultant and Gunston-Employee with respect to the subject matter hereof and supersedes any prior agreement among REIT, Consultant and Gunston-Employee with respect to the subject matter hereof, including as to any severance or change in control agreements relating to Gunston-Employee. Under no circumstances shall Gunston-Employee be entitled to severance payments under any agreement other than this Agreement.
10.Severability. If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.
11.Notices. All notices or communications hereunder shall be in writing and addressed to Consultant’s Managing Member and Gunston-Employee, as applicable. Any such notice or communication shall be hand delivered or sent certified or registered mail, return receipt requested, postage prepaid, addressed as such party may designate, and the actual date of the hand delivery or the mailing shall constitute the time at which notice was given.
12.No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effectuate any such action shall be null, void and of no effect.
13.Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, Gunston-Employee, Consultant, and REIT, and their respective permitted successors and assigns.
14.Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
15.Headings of No Effect. The Section headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.
16.Governing Law/Venue. This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the Commonwealth of Virginia without giving effect to the choice of law provisions in effect in such State. Any dispute arising from this Agreement that results in litigation shall be filed exclusively in the Circuit Court of Henrico County or the federal court in Richmond, Virginia (if there is subject matter jurisdiction), chosen at the option of Consultant; the parties expressly consent to personal jurisdiction in Virginia; and THE PARTIES WAIVE THEIR RIGHT TO TRIAL BY JURY.
17.No Right to Continued Employment. Nothing contained in this Agreement shall be construed as conferring upon Gunston-Employee any right to continue in the employment of Consultant, nor shall it limit, in any way, Consultant’s right to terminate Gunston-Employee’s employment at any time.
18.Counterparts. This Agreement may be executed in counterparts and electronic, facsimile and PDF signatures are valid as originals.

IN WITNESS WHEREOF, REIT, Consultant, and Gunston-Employee have caused this Agreement to be executed, all effective as of the Effective Date.

GUNSTON CONSULTING, LLC		GUNSTON-EMPLOYEE
By:	/s/ C. Brent Winn, Jr.	/s/ Colin Elliott
Name: Title:	C. Brent Winn, Jr. Managing Member	Colin Elliott
MEDALIST DIVERSIFIED REIT, INC.
By:	/s/ Timothy O’Brien
Name:	Timothy O’Brien
Title:	Independent Director

EXHIBIT A

RELEASE

a.	For and in consideration of the Retention Amount payable by Gunston Consulting, LLC, a Virginia limited liability company (“Consultant”) to Colin Elliott (“Elliott”), and reimbursable by Medalist Diversified REIT, Inc., a Maryland corporation (“REIT”), pursuant to that certain Change in Control Agreement (“Agreement”), effective March 10, 2023, by and among Consultant, REIT, and Elliott, and other good and valuable consideration, Elliott, for himself and his heirs, executors, administrators, successors and assigns, hereby releases and forever discharges Consultant, REIT, Medalist Diversified Holdings, L.P., MDR Franklin Square, LLC, MDR Hanover Square, LLC, MDR Ashley Plaza, LLC, MDR Brookfield, LLC, MDR Lancer, LLC, MDR Greenbrier, LLC, MDR Parkway, LLC, MDR Salisbury, LLC, and their past, present or future directors, officers, employees, agents, members, partners, shareholders, attorneys, insurers, consultants (whether any such person or entity was acting as an agent or in an individual capacity), and employee benefit plans (collectively, the “Releasees”), from all claims, demands, liabilities, or causes of action of any nature whatsoever, whether known or unknown, which Elliott had or has against any of the Releasees from the beginning of time until the termination of the Agreement (hereinafter, the “Claims”).
b.	Without limiting the generality of the foregoing, this Release includes, but is not limited to, any and all Claims, whether known or unknown, which Elliott had or has as a result of his employment with Consultant and Consultant’s consulting arrangement with REIT or any of the Releasees or the cessation thereof, including, without limitation, any and all Claims alleging wrongful termination, the failure to pay wages, the failure to pay overtime, retaliatory discharge, discrimination, harassment or retaliation in employment on the basis of race, color, sex, religion, national origin, age, disability, handicap, marital status, or any other category protected by applicable federal, state or local law, and/or the violation of any rights under: the Age Discrimination in Employment Act; the Lilly Ledbetter Fair Pay Act of 2009; Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866 and 1871; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the National Labor Relations Act; the Immigration Reform and Control Act of 1986; the Occupational Safety and Health Act; the Fair Credit Reporting Act; the Sarbanes-Oxley Act of 2002; and all other federal, state or local laws or regulations, including those prohibiting employment discrimination or regulating employment or the termination of employment in any way.
c.	Elliott represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim, whether known or unknown, or any portion thereof or interest therein, which he had, has or may have against Releasees.
d.	Nothing herein precludes or impedes Elliott from filing or participating in a charge of discrimination filed with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other similar state or federal agency, but Elliott agrees and understands that he has no right to and may not have any right to any personal recovery or monetary relief as a result thereof or as a result of any other person or agency filing such a charge or administrative claim.

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DateColin Elliott